Exhibit 3.4

               ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF
                 INCORPORATION OF QUEST MINERALS & MINING CORP.

         Section 6.1 of Article IV of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

         "6.1 Optional Conversion of the Series B Preferred Stock. Any or all shares of the Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series B Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.50 by the Series B Conversion Price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series B Preferred Stock to be converted. The conversion price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof shall, at the time of the filing of this Amendment, initially be $0.241422 (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

         The holder of the Series B Preferred Stock shall not effect any conversion of the Series B Preferred Stock and no holder of the Series B Preferred Stock shall have the right to convert any portion of the Series B Preferred Stock pursuant to this Section 6.1 to the extent that after giving effect to such conversion such holder (together with such holder's affiliates)
(A) would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of the Series B Preferred Stock or otherwise, in excess of 4.99% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such conversion date. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder and its affiliates or acquired by a holder and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 2(b), beneficial ownership shall be calculated in accordance with Rule 13d3-1 promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each conversion notice submitted by a holder of the Series B Preferred Stock (a "Conversion Notice") shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 6.1) and (B) during the 60-day period ending on and including such conversion date, the holder will not have acquired, through conversion of the Series B Preferred Stock or otherwise, a number of shares of Common Stock in excess of 4.99% of the outstanding shares of Common Stock as reflected in the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, or more recent public press release or other

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public notice by the Corporation setting forth the number of shares of Common
Stock outstanding, but after giving effect to conversions of the Series B Preferred Stock by such holder since the date as of which such number of outstanding shares of Common Stock was reported."


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